EXHIBIT 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Susette Smith
T + 1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE REPORTS THIRD QUARTER RESULTS

Improved Profitability and Strong Cash Flow

COLUMBIA, Maryland, October 22, 2009 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the third quarter ended September 30, 2009.  Highlights are as follows:

•      Sales for the third quarter were $753.6 million compared with $889.4 million in the prior year quarter, a 15.3% decrease.  The sales decrease was attributable primarily to lower sales volumes (9.8%), lower cost of metals passed through to customers (4.8%), and unfavorable currency translation (4.1%), partly offset by price increases (3.4%).  Sales were down 22.2% in North America, 12.8% in Europe, and 12.9% in Asia and up 1.0% in Latin America.

•      Gross profit percentage for the third quarter was 34.8% compared with 29.1% in the prior year quarter and 33.8% in the second quarter of 2009.  The improvement in gross profit percentage is attributable to price increases implemented primarily in the second half of 2008, a decrease in raw materials and energy costs since their peak in the fourth quarter of 2008, and lower factory overhead expenses resulting primarily from restructuring activities.  The decline in raw materials and energy costs that Grace has experienced since late 2008 abated during the third quarter. Grace experienced increasing costs for certain raw materials during the quarter though raw materials and energy costs remained below prior year levels.

•      Core EBIT (see note A to Chart 2) was $107.9 million in the third quarter, compared with $82.4 million in the prior year quarter, a 30.9% increase.  Core EBIT for the third quarter included $22.2 million of gains on product line divestitures and $1.9 million of restructuring expenses.  Excluding these two items, Core EBIT increased 6.3% over the prior year quarter.  Core EBIT margin was 14.3% compared with 9.3% in the prior year quarter and 10.5% in the second quarter of 2009.  Core EBIT margin in the third quarter was positively affected by 2.9 percentage points due to the gains on the previously announced product line divestitures.

•      Net income attributable to Grace (Grace net income) for the third quarter was $44.4 million, or $0.61 per diluted share, compared with $28.3 million, or $0.39 per diluted share, in the prior year quarter, a 56.9% increase.  The 2009 and 2008 results were negatively affected by Chapter 11 expenses, litigation and other matters not related to core operations.  Excluding Chapter 11 expenses, the loss on noncore activities, and their tax effects, Grace net income would have been $65.9 million for the third quarter of 2009 compared with $45.4 million calculated on the same basis for the prior year quarter, a 45.2% increase.  Grace net income for the third quarter of 2009 included $22.2 million ($14.4 million after taxes) of gains on the product line divestitures.

•      Sales for the nine months ended September 30, 2009 were $2,146.7 million compared with $2,548.6 million for the prior year period, a 15.8% decrease.  Grace net income for the nine months ended September 30, 2009 was $24.8 million, or $0.34 per diluted share, compared with Grace net income of $78.1 million, or $1.07 per diluted share, for the prior year period.

•      Core EBIT for the nine months ended September 30, 2009 was $178.9 million, down 29.1% from the prior year period.  Adjusted operating cash flow (see note A to Chart 2) was $338.3 million for the nine months ended September 30, 2009 compared with $172.0 million in the prior year period, a 96.7% increase.  The increase in adjusted operating cash flow was attributable primarily to improvements in working capital and lower capital expenditures, partially offset by the impact of lower Core EBIT.

“Grace had a good quarter under dynamic and challenging market conditions,” said Fred Festa, Grace’s Chairman, President and Chief Executive Officer.  “We improved profitability and delivered strong cash flow.  We benefited from a modest improvement in customer demand and from the cost reduction and restructuring actions we have implemented.  We remain focused on our customers and positioning our business for the future.”

CORE OPERATIONS

Grace Davison

Third quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were $518.9 million, down 10.5% from the prior year quarter.  The sales decrease was attributable primarily to lower cost of metals passed through to customers (7.4%), lower sales volumes (4.0%), and unfavorable currency translation (3.8%), partly offset by price increases (4.7%).

Sales in the third quarter of 2009 were up 8.6% compared with sales in the second quarter of 2009.  Excluding sales of hydroprocessing catalysts, which are subject to uneven order patterns, sales in the third quarter were up 4.6% compared with sales calculated on the same basis for the second quarter of 2009.  Based on the expected order pattern, sales of hydroprocessing catalysts are expected to decrease in the fourth quarter of 2009 when compared with the third quarter.

Sales of this operating segment are reported by product group as follows:

•      Refining Technologies — sales of catalysts and chemical additives used by petroleum refineries were $267.9 million in the third quarter, down 12.3% from the prior year quarter.  Third quarter sales in this product group were unfavorably affected by a decrease in the cost of molybdenum passed through to hydroprocessing customers, lower sales volumes, and foreign currency translation, partially offset by improved pricing in fluid catalytic cracking catalysts and additives.

•      Materials Technologies — sales of engineered materials, coatings and sealants used in numerous industrial, consumer and packaging applications were $164.3 million in the third quarter, down 10.4% from the prior year quarter.  Third quarter sales in this product group were unfavorably affected by lower customer demand and by foreign currency translation.

•      Specialty Technologies — sales of highly specialized catalysts and materials used in unique or proprietary applications and markets were $86.7 million in the third quarter, down 4.7% from the prior year quarter.  Third quarter sales in this product group were unfavorably affected by foreign currency translation and the lower cost of metals passed through to customers, partially offset by higher sales volumes and improved pricing.

Segment operating income of Grace Davison for the third quarter was $112.5 million compared with $68.3 million in the prior year quarter, a 64.7% increase.  Excluding the gain on a product line divestiture in the third quarter of 2009, segment operating income increased 36.6% over the prior year quarter.  The favorable effects of improved pricing, raw material cost reductions, and lower operating expenses more than offset the unfavorable effects of lower sales volumes and foreign currency translation.  Gross profit percentage was 33.6% compared with 26.1% in the prior year quarter and 32.3% in the second quarter of 2009.  Segment operating margin was 21.7% compared with 11.8% in the prior year quarter and 17.1% in the second quarter of 2009.  Segment operating margin in the third quarter was positively affected by 3.7 percentage points due to the gain on the product line divestiture.

Sales of the Grace Davison operating segment for the nine months ended September 30, 2009 were $1,474.6 million, down 11.3% compared with the prior year period.  Segment operating income for the nine month period ending September 30, 2009 was $234.3 million, a 3.1% increase compared with the prior year period, with segment operating margins at 15.9%, compared with 13.7% for the prior year period.  These results reflect the favorable effects of price increases, a divestiture gain, and lower operating expenses, partially offset by the unfavorable effects of lower sales volume, selling high-cost inventories produced in the fourth quarter of 2008, and foreign currency translation.

On September 21, 2009, Grace filed a motion with the United States Bankruptcy Court for the District of Delaware to sell a portion of its interest in its Advanced Refining Technologies (ART) hydroprocessing catalysts joint venture and to make other changes in the joint venture agreements with its partner Chevron Products Company.  Subject to approval by the court, Grace would sell 5% of its 55% interest in the joint venture to Chevron, resulting in a balanced 50/50 ownership structure.  Grace and Chevron would also amend certain of the joint venture agreements governing Grace’s supply of catalyst and capital to the joint venture.  These changes to the joint venture reflect the current scale and maturity of the business and position the venture for future opportunities.  In addition, Grace would expect to deconsolidate the joint venture from its consolidated financial statements on a prospective basis.

Grace Construction Products

Third quarter sales for the Grace Construction Products operating segment, which includes specialty chemicals and building materials used in commercial, infrastructure and residential construction, were $234.7 million, down 24.2% from the prior year quarter. The sales decrease was attributable primarily to lower sales volumes (20.7%), and unfavorable currency translation (4.6%), partly offset by price increases (1.1%).  Sales in the third quarter were unfavorably affected by the global construction slowdown. Sales of this operating segment are reported by geographic region as follows:

•      Americas — sales of products to customers in the Americas were $119.5 million in the third quarter, down 27.3% from the prior year quarter.  Lower sales volumes were partly offset by the favorable impact of 2008 pricing actions.  In Latin America, price and volume increases were more than offset by unfavorable foreign currency translation, resulting in a 3.5% sales decrease from the prior year quarter.

•      Europe — sales of products to customers in Eastern and Western Europe, the Middle East, Africa, and India were $79.1 million in the third quarter, down 25.4% from the prior year quarter.  Revenues were unfavorably affected by significantly lower sales volumes across the region and by foreign currency translation.

•      Asia — sales of products to customers in Asia (excluding India), Australia, and New Zealand were $36.1 million in the third quarter, down 7.9% from the prior year quarter.  Revenues were unfavorably affected by foreign currency translation and lower sales volumes.

Commercial construction starts in the U.S. were down approximately 45% from the prior year period.  The sharp decline observed over the last year abated during the third quarter.  Commercial construction activity in Europe and the Middle East continued to decline in the quarter.

Segment operating income of Grace Construction Products for the third quarter was $37.4 million compared with $46.8 million for the prior year quarter, a 20.1% decrease. Excluding the gain on a product line divestiture in the third quarter of 2009, segment operating income decreased 26.5% from the prior year quarter.  The unfavorable effects of lower volumes and foreign currency translation more than offset the favorable impact of operating expense controls and price increases.  Gross profit percentage was 37.9% compared with 34.9% in the prior year quarter and 37.4% in the second quarter of 2009.  Segment operating margin in the third quarter was 15.9% compared with 15.1% in the prior year quarter and 14.6% in the second quarter of 2009.  Segment operating margin in the third quarter was positively affected by 1.2 percentage points due to the gain on the product line divestiture.

Sales of the Grace Construction Products operating segment for the nine months ended September 30, 2009 were $672.1 million, down 24.2% compared with the prior year period.  Segment operating income for the nine months ended September 30, 2009 was $83.7 million compared with $125.3 million for the prior year period, a 33.2% decrease, with segment operating margins at 12.5%, compared with 14.1% for the prior year period, reflecting continued weakness in the global construction market.

Corporate Operating Costs

Corporate support function costs decreased in the third quarter of 2009 compared with the prior year quarter due to lower employment costs.  Other corporate costs increased in the third quarter compared with the prior year quarter primarily due to planned one time costs related to the IT transition announced in the second quarter of 2009 and higher pension related expenses.

Pension Expense

Pension expense related to core operations for the third quarter was $17.3 million compared with $11.4 million for the prior year quarter, a 51.8% increase.  Pension expense related to core operations for the nine months ended September 30, 2009 was $51.4 million compared with $34.1 million in the prior year period, an increase of 50.7%.  The increase in costs is primarily attributable to the decline in plan asset values in 2008.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the consolidated analysis of continuing operations) include events and transactions not directly related to the generation of operating revenue or the support of core operations.  The pre-tax loss from noncore activities was $12.1 million in the third quarter compared with a loss of $33.9 million in the prior year quarter, and $73.3 million for the nine months ended September 30, 2009 compared with $47.2 million in the prior year period.  The decrease in the noncore loss in the third quarter is primarily attributable to lower legal spending and a smaller net difference between the change in value of non-U.S. dollar intercompany loans and the change in value of the associated currency hedge contracts.  The increase in the noncore loss for the nine months ended September 30, 2009 is primarily attributable to higher legal spending and a larger net difference between the change in value of non-U.S. dollar intercompany loans and the change in value of the associated currency hedge contracts.

INTEREST AND INCOME TAXES

Interest expense was $9.7 million for the third quarter compared with $13.2 million for the prior year quarter, and $28.5 million for the nine months ended September 30, 2009 compared with $42.8 million in the prior year period.  The decrease in interest expense is due to a lower interest rate and a lower amount of pre-petition environmental obligations bearing interest.  The annualized weighted average interest rate on pre-petition obligations for the third quarter was 3.51%.

Income taxes are recorded at a global effective rate of approximately 30% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.  Income taxes related to foreign jurisdictions are generally paid in cash, while Grace expects taxable income in the United States will be offset by available tax deductions.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On September 19, 2008, Grace filed a Joint Plan of Reorganization (as since amended, the “Plan”) as well as several associated documents, including a disclosure statement, with the Bankruptcy Court.  The Official Committee of Asbestos Personal Injury Claimants, the Representative for Future Asbestos Personal Injury Claimants, and the Official Committee of Equity Security Holders are co-proponents of the Plan.  The committee representing general unsecured creditors and the Official Committee of Asbestos Property Damage Claimants and the Representative for Future Asbestos Property Damage Claimants are not co-proponents of the Plan.  The Plan is consistent with the terms of the previously announced settlements of Grace’s asbestos personal injury liability and claims related to its former attic insulation product, and requires the establishment of two asbestos trusts under Section 524(g) of the United States Bankruptcy Code to which all present and future asbestos-related claims would be channeled.  The evidentiary portion of the confirmation hearings on the Plan was completed on October 14, 2009.  Closing arguments are scheduled for January 6 and 7, 2010.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process.  Grace has not adjusted its accounting for asbestos-related liabilities to reflect the filing of the Plan.  At this time, Grace is unable to determine a reasonable estimate of the value of certain consideration payable to the trusts under the Plan.  These values will ultimately be determined on the effective date of the Plan.  Grace expects to adjust its accounting for the Plan when the consideration can be measured and material conditions to the Plan are satisfied.  Grace expects that such adjustments may be material to Grace’s consolidated financial position and results of operations.

Expenses related to the Chapter 11 proceedings, net of filing entity interest income, were $18.4 million in the third quarter compared with $12.0 million in the prior year quarter.

CASH FLOW AND LIQUIDITY

Grace’s net cash provided by operating activities for the nine months ended September 30, 2009 was $245.5 million compared with $168.7 million used for operating activities for the prior year period.  Capital expenditures for the nine months ended September 30, 2009 were $53.6 million compared with $93.1 million for the prior year period, a 42.4% decrease.

At September 30, 2009, Grace had available liquidity of approximately $932.0 million, consisting of $765.4 million in cash and cash equivalents, $4.8 million in short-term investment securities, approximately $64.5 million of available credit under various non-U.S. credit facilities and approximately $97.3 million of available credit under its $165.0 million debtor-in-possession (“DIP”) facility.  Grace believes that these sources and amounts of liquidity and cash flow from operations are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings until a plan of reorganization is confirmed and Grace emerges from bankruptcy.  Grace is seeking new financing of approximately $950 million to fund the Plan, and is in advanced discussions with potential lenders regarding the terms of such financing.

*  *  *  *  *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s web site at www.grace.com.

*   *   *   *   *

This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues”, “outlook” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace is subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, the availability of financing for Grace’s proposed plan of reorganization, Grace’s legal proceedings (especially the environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially security, regulation and currency risks, and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

Chart 1

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions, except per share amounts	2009	2008	2009	2008

Net sales	$753.6	$889.4	$2,146.7	$2,548.6
Cost of goods sold	491.1	630.8	1,470.6	1,774.0
Gross profit	262.5	258.6	676.1	774.6

Selling, general and administrative expenses	136.7	150.7	425.8	441.7
Restructuring expenses	1.9	—	26.9	5.2
Gain on sales of product lines	(22.2)	—	(22.2)	—
Research and development expenses	16.6	20.5	52.8	63.4
Defined benefit pension expense	21.5	14.1	63.9	42.4
Interest expense and related financing costs	9.7	13.2	28.5	42.8
Provision for environmental remediation	0.4	2.9	1.1	8.8
Chapter 11 expenses, net of interest income	18.4	12.0	36.4	48.4
Other (income) expense, net	5.1	17.1	11.2	(6.5)
	188.1	230.5	624.4	646.2
Income (loss) before income taxes	74.4	28.1	51.7	128.4
Benefit from (provision for) income taxes	(23.6)	4.3	(17.0)	(38.9)
Net income (loss)	50.8	32.4	34.7	89.5
Less: Net (income) loss attributable to noncontrolling interests	(6.4)	(4.1)	(9.9)	(11.4)
Net income (loss) attributable to W. R. Grace & Co. shareholders	$44.4	$28.3	$24.8	$78.1

Basic earnings per share:
Net income (loss) attributable to W. R. Grace & Co.	$0.61	$0.39	$0.34	$1.08
Weighted average number of basic shares	72.2	72.2	72.0	72.0

Diluted earnings per share:
Net income (loss) attributable to W. R. Grace & Co.	$0.61	$0.39	$0.34	$1.07
Weighted average number of diluted shares	72.9	72.8	72.3	72.7

Chart 2

W. R. Grace & Co. and Subsidiaries

Consolidated Analysis of Continuing Operations (unaudited)

	Three Months Ended					Nine Months Ended
	September 30,					September 30,
In millions	2009	2008	$ Change	% Change		2009	2008	$ Change	% Change
Net Sales:
Grace Davison	$518.9	$579.7	$(60.8)	(10.5)%		$1,474.6	$1,661.6	$(187.0)	(11.3)%
Refining Technologies	267.9	305.3	(37.4)	(12.3)%		791.5	828.0	(36.5)	(4.4)%
Materials Technologies	164.3	183.4	(19.1)	(10.4)%		445.2	548.3	(103.1)	(18.8)%
Specialty Technologies	86.7	91.0	(4.3)	(4.7)%		237.9	285.3	(47.4)	(16.6)%

Grace Construction Products	234.7	309.7	(75.0)	(24.2)%		672.1	887.0	(214.9)	(24.2)%
Americas	119.5	164.4	(44.9)	(27.3)%		351.2	460.3	(109.1)	(23.7)%
Europe	79.1	106.1	(27.0)	(25.4)%		222.1	317.1	(95.0)	(30.0)%
Asia	36.1	39.2	(3.1)	(7.9)%		98.8	109.6	(10.8)	(9.9)%

Total Grace net sales	$753.6	$889.4	$(135.8)	(15.3)%		$2,146.7	$2,548.6	$(401.9)	(15.8)%
Net Sales by Region:
North America	$250.1	$321.5	$(71.4)	(22.2)%		$750.7	$895.8	$(145.1)	(16.2)%
Europe	294.7	338.1	(43.4)	(12.8)%		815.7	1,029.2	(213.5)	(20.7)%
Asia Pacific	146.2	167.8	(21.6)	(12.9)%		399.5	455.1	(55.6)	(12.2)%
Latin America	62.6	62.0	0.6	1.0%		180.8	168.5	12.3	7.3%
Total Net Sales by Region	$753.6	$889.4	$(135.8)	(15.3)%		$2,146.7	$2,548.6	$(401.9)	(15.8)%

Core EBIT (A)(B)(C):
Grace Davison segment operating income	$112.5	$68.3	$44.2	64.7%		$234.3	$227.3	$7.0	3.1%
Grace Construction Products segment operating income	37.4	46.8	(9.4)	(20.1)%		83.7	125.3	(41.6)	(33.2)%
Corporate costs:
Support functions	(10.9)	(11.2)	0.3	2.7%		(32.5)	(34.9)	2.4	6.9%
Performance-related compensation and other	(11.9)	(10.1)	(1.8)	(17.8)%		(29.3)	(26.0)	(3.3)	(12.7)%
Corporate costs	(22.8)	(21.3)	(1.5)	(7.0)%		(61.8)	(60.9)	(0.9)	(1.5)%
Restructuring expenses (D)	(1.9)	—	(1.9)	NM		(25.9)	(5.2)	(20.7)	NM
Defined benefit pension expense (C)	(17.3)	(11.4)	(5.9)	(51.8)%		(51.4)	(34.1)	(17.3)	(50.7)%
Core EBIT	107.9	82.4	25.5	30.9%		178.9	252.4	(73.5)	(29.1)%
Pre-tax income (loss) from noncore activities (A)	(12.1)	(33.9)	21.8	64.3%		(73.3)	(47.2)	(26.1)	(55.3)%
Interest expense	(9.7)	(13.2)	3.5	26.5%		(28.5)	(42.8)	14.3	33.4%
Interest income	0.3	0.7	(0.4)	(57.1)%		1.1	3.0	(1.9)	(63.3)%
Interest expense, net	(9.4)	(12.5)	3.1	24.8%		(27.4)	(39.8)	12.4	31.2%
Income (loss) before Chapter 11 expenses and income taxes	86.4	36.0	50.4	140.0%		78.2	165.4	(87.2)	(52.7)%
Chapter 11 expenses, net of interest income	(18.4)	(12.0)	(6.4)	(53.3)%		(36.4)	(48.4)	12.0	24.8%
Benefit from (provision for) income taxes	(23.6)	4.3	(27.9)	NM		(17.0)	(38.9)	21.9	56.3%

Net income (loss) attributable to W.R. Grace & Co. shareholders	$44.4	$28.3	$16.1	56.9%		$24.8	$78.1	$(53.3)	(68.2)%

Reconciliation of Net Income (Loss) attributable to W.R. Grace & Co. shareholders to Net Income Excluding Noncore Activities and Chapter 11 Expenses, net:
Net Income (loss) attributable to W.R. Grace & Co. shareholders	$44.4	$28.3	$16.1	56.9%		$24.8	$78.1	$(53.3)	(68.2)%
Pre-tax loss from noncore activities	12.1	33.9	(21.8)	(64.3)%		73.3	47.2	26.1	55.3%
Chapter 11 Expenses, net:	18.4	12.0	6.4	53.3%		36.4	48.4	(12.0)	(24.8)%
Tax effects of noncore and Chapter 11 items	(9.0)	(28.8)	19.8	68.8%		(33.1)	(35.5)	2.4	6.8%
Net Income excluding noncore activities and Chapter 11 expenses, net	$65.9	$45.4	$20.5	45.2%		$101.4	$138.2	$(36.8)	(26.6)%

Reconciliation of Net Income (Loss) attributable to W.R. Grace & Co. shareholders to Adjusted Operating Cash Flow:
Net income (loss) attributable to W.R. Grace & Co. shareholders	$44.4	$28.3	$16.1	56.9%		$24.8	$78.1	$(53.3)	(68.2)%
(Benefit from) provision for income taxes	23.6	(4.3)	27.9	NM		17.0	38.9	(21.9)	(56.3)%
Chapter 11 expenses, net of interest income	18.4	12.0	6.4	53.3%		36.4	48.4	(12.0)	(24.8)%
Interest income	(0.3)	(0.7)	0.4	(57.1)%		(1.1)	(3.0)	1.9	(63.3)%
Interest expense	9.7	13.2	(3.5)	(26.5)%		28.5	42.8	(14.3)	(33.4)%
Pre-tax income (loss) from noncore activities	12.1	33.9	(21.8)	(64.3)%		73.3	47.2	26.1	55.3%
Core EBIT	107.9	82.4	25.5	30.9%		178.9	252.4	(73.5)	(29.1)%
Depreciation and amortization	28.2	29.9	(1.7)	(5.7)%		84.5	90.8	(6.3)	(6.9)%
Core EBITDA	136.1	112.3	23.8	21.2%		263.4	343.2	(79.8)	(23.3)%
Defined benefit pension expense	17.3	11.4	5.9	51.8%		51.4	34.1	17.3	50.7%
Change in net working capital of core operations	20.7	9.1	11.6	127.5%		87.6	(83.0)	170.6	NM
Change in other assets and liabilities of core operations	33.4	7.1	26.3	NM		(10.5)	(29.2)	18.7	64.0%
Capital expenditures	(17.1)	(34.4)	17.3	50.3%		(53.6)	(93.1)	39.5	42.4%
Adjusted operating cash flow (A)	$190.4	$105.5	$84.9	80.5%		$338.3	$172.0	$166.3	96.7%

Key Financial Measures:
Gross profit percentage (sales less cost of goods sold as a percent of sales):
Grace Davison	33.6%	26.1%	NM	7.5	pts	29.6%	28.1%	NM	1.5	pts
Grace Construction Products	37.9%	34.9%	NM	3.0	pts	36.0%	34.9%	NM	1.1	pts
Total Grace	34.8%	29.1%	NM	5.7	pts	31.5%	30.4%	NM	1.1	pts

Segment operating margin as a percentage of sales:
Grace Davison	21.7%	11.8%	NM	9.9	pts	15.9%	13.7%	NM	2.2	pts
Grace Construction Products	15.9%	15.1%	NM	0.8	pts	12.5%	14.1%	NM	(1.6	)pts
Total Core Operations	14.3%	9.3%	NM	5.0	pts	8.3%	9.9%	NM	(1.6	)pts

Core EBITDA	$136.1	$112.3	$23.8	21.2%		$263.4	$343.2	$(79.8)	(23.3)%
As a percentage of sales	18.1%	12.6%	NM	5.5	pts	12.3%	13.5%	NM	(1.2	)pts

Note A: In the above chart and in other parts of this document, Grace presents its results of operations by operating segment and for “core operations” and “noncore activities”.  Core operations comprise the financial results of Grace Davison, Grace Construction Products and the cost of corporate activities that directly or indirectly support business operations.  In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products.  Grace uses Core EBIT and adjusted operating cash flow as performance factors in determining certain incentive compensation and as performance measures in all significant business decisions. Core EBIT, pre-tax loss from noncore activities, Core EBIT as a percentage of sales, Core EBITDA, and adjusted operating cash flow do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish the operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note B: Grace’s segment operating income includes only Grace’s share of income of consolidated and unconsolidated joint ventures.

Note C: Defined benefit pension expense includes all defined benefit pension expense of core operations.  Grace Davison and Grace Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

Note D: Restructuring expenses have been reported by operating segment as follows: For the three months ended September 30, 2009, Grace Davison $(0.5) million, Grace Construction Products $0.6 million and Corporate $1.8 million. For the nine months ended September 30, 2009, Grace Davison $12.2 million, Grace Construction Products $8.6 million, and Corporate $5.1 million.  An additional $1.0 million is reflected in pre-tax income (loss) from noncore activities.  For the nine months ended September 30, 2008, Grace Construction Products $4.7 million, and Corporate $0.5 million.

NM — Not Meaningful

Chart 3

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended
	September 30,
In millions	2009	2008
Operating Activities

Net income	$34.7	$89.5
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	84.5	90.8
Chapter 11 expenses, net of interest income	36.4	48.4
Provision for (benefit from) income taxes	17.0	38.9
Income taxes paid, net of refunds	(8.1)	(44.3)
Interest accrued on pre-petition liabilities subject to compromise	26.9	38.8
Net (gain) loss on sales of product lines and disposals of assets	(25.2)	0.3
Restructuring expenses	26.9	5.2
Defined benefit pension expense	63.9	42.4
Payments under defined benefit pension arrangements	(42.5)	(57.4)
Net payments under postretirement benefit plans	(1.5)	(4.7)
Net income from life insurance policies	(1.2)	(2.0)
Provision for uncollectible receivables	2.9	0.8
Provision for environmental remediation	1.1	8.8
Expenditures for environmental remediation	(5.8)	(3.3)
Receipts from (expenditures for) retained obligations of divested businesses	—	(0.1)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Working capital items (trade accounts receivable, inventories, and trade accounts payable)	99.5	(85.9)
Other accruals and non-cash items	(29.1)	(30.0)
Net cash provided by (used for) operating activities before Chapter 11 expenses and settlements	280.4	136.2
Cash paid to resolve contingencies subject to Chapter 11	—	(252.0)
Chapter 11 expenses paid	(34.9)	(52.9)
Net cash provided by (used for) operating activities	245.5	(168.7)
Investing Activities
Capital expenditures	(53.6)	(93.1)
Purchase of equity investment	(1.5)	(3.0)
Proceeds from termination of life insurance policies	68.8	8.1
Net investment in life insurance policies	(0.6)	(0.2)
Proceeds from sales of investment securities	17.7	61.5
Proceeds from disposal of assets	8.0	2.8
Proceeds from sales of product lines	26.7	—
Net cash provided by (used for) investing activities	65.5	(23.9)
Financing Activities
Dividends paid to noncontrolling interests in consolidated entities	(14.3)	(13.3)
Proceeds from life insurance policy loans	—	40.0
Net (repayments) borrowings under credit arrangements	(4.8)	1.5
Fees paid under debtor-in-possession credit facility	(1.4)	(1.6)
Proceeds from exercise of stock options	0.6	9.6
Net cash provided by (used for) financing activities	(19.9)	36.2
Effect of currency exchange rate changes on cash and cash equivalents	14.2	1.1
Increase (decrease) in cash and cash equivalents	305.3	(155.3)
Cash and cash equivalents, beginning of period	460.1	480.5
Cash and cash equivalents, end of period	$765.4	$325.2

Chart 4

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
In millions	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$765.4	$460.1
Investment securities	4.8	21.6
Cash value of life insurance policies, net of policy loans	—	67.2
Trade accounts receivable, less allowance of $6.4 (2008- $5.0)	442.1	462.6
Inventories	261.2	354.8
Deferred income taxes	42.5	45.8
Other current assets	75.3	86.1
Total Current Assets	1,591.3	1,498.2

Properties and equipment, net	686.6	710.6
Goodwill	120.2	117.1
Deferred income taxes	880.4	851.7
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	33.9	48.6
Other assets	124.4	149.3
Total Assets	$3,936.8	$3,875.5

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$6.6	$11.2
Accounts payable	177.6	207.6
Other current liabilities	312.0	314.3
Total Current Liabilities	496.2	533.1

Debt payable after one year	0.4	0.6
Deferred income taxes	5.8	7.1
Underfunded defined benefit pension plans	397.6	392.3
Unfunded defined benefit pension plans	153.7	136.7
Other liabilities	42.2	46.6
Total Liabilities Not Subject to Compromise	1,095.9	1,116.4

Liabilities Subject to Compromise
Pre-petition bank debt plus accrued interest	843.7	823.5
Drawn letters of credit plus accrued interest	30.9	30.0
Income tax contingencies	123.9	121.0
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	147.5	152.2
Postretirement benefits	181.1	169.7
Other liabilities and accrued interest	126.1	116.5
Total Liabilities Subject to Compromise	3,153.2	3,112.9
Total Liabilities	4,249.1	4,229.3

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	441.6	436.6
Accumulated deficit	(221.8)	(246.6)
Treasury stock, at cost	(56.6)	(57.4)
Accumulated other comprehensive income (loss)	(544.5)	(560.3)
Total W. R. Grace & Co. Shareholders’ Equity (Deficit)	(380.5)	(426.9)
Noncontrolling interests	68.2	73.1
Total Shareholders’ Equity (Deficit)	(312.3)	(353.8)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,936.8	$3,875.5